Astoria Financial Corporation Announces Pricing Of Public Offering Of $135 Million Of Depositary Shares Representing Interests In Preferred Stock

LAKE SUCCESS, N.Y., March 12, 2013 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today announced the pricing of an underwritten public offering of 5,400,000 depositary shares, each representing a 1/40th interest in a share of its Series C Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share and liquidation preference of $1,000 per share, at an offering price of $25.00 per depositary share, for gross proceeds of $135,000,000. The Company has also granted the underwriters a 30-day option to purchase up to an additional 600,000 depositary shares to cover over-allotments, if any, at the same price, for potential additional gross proceeds of $15,000,000.

Dividends will be payable on the Series C Preferred Stock when, as, and if declared by the board of directors of the Company, on a non-cumulative basis, on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2013, at a rate of 6.50% per annum. The Offering is expected to close on or about March 19, 2013, subject to customary closing conditions.

The Company intends to use the net proceeds for general corporate purposes, which may include, without limitation, subject to approval from the Board of Governors of the Federal Reserve, redemption of its 9.75% junior subordinated debentures, due November 1, 2029, as well as investments in Astoria Federal as regulatory capital and investments at the holding company level.

Barclays Capital Inc., Raymond James & Associates, Inc. and RBC Capital Markets, LLC are acting as joint book-running managers for the offering. J.P. Morgan Securities LLC, Credit Suisse (USA) Securities LLC, Sandler O'Neill + Partners, L.P. and Jefferies LLC are acting as co-managers. Arnold & Porter LLP served as outside legal counsel to the Company. Hogan Lovells US LLP served as outside legal counsel to the underwriters.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there by any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Company is conducting the offering pursuant to an effective Registration Statement on Form S-3 (File No. 333-182041) under the Securities Act of 1933, as amended. The offering is being made solely by means of a separate prospectus supplement and accompanying prospectus. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement (and the final prospectus supplement, when it becomes available) and other documents that the Company has filed with the Securities and Exchange Commission (the "SEC") for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send a prospective investor the prospectus and preliminary prospectus supplement if such investor requests them by contacting Barclays Capital Inc. by telephone at 1-888-603-5847 or via e-mail at Barclaysprospectus@broadridge.com or c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (727) 567-2400 or RBC Capital Markets, LLC by telephone at 1-866-375-6829 or via e-mail at RBCNYFixedIncomeProspectus@rbccm.com.

Astoria Financial Corporation, with assets of $16.5 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.4 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

Forward Looking Statements
This press release may contain projections and other "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with future results, plans or performance. We caution you that such statements are predictions and that actual events or results may differ materially. The Company's expected financial results or other plans are subject to a number of risks and uncertainties. Please see the forward-looking statement disclosure contained in the preliminary prospectus supplement relating to the depositary shares dated as of the date hereof for more information about risks and uncertainties. Forward-looking statements speak only as of the date made and the Company undertakes no duty to update the information.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com